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                                                                      EXHIBIT 11

HEAFNER TIRE GROUP, INC.
COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)

                                          THREE MONTHS ENDED                         NINE MONTHS ENDED
                                ---------------------------------------   ---------------------------------------
                                SEPTEMBER 30, 2000   SEPTEMBER 30, 1999   SEPTEMBER 30, 2000   SEPTEMBER 30, 1999
                                ------------------   ------------------   ------------------   ------------------
Average shares outstanding
  during the period...........       5,286,917            5,286,917            5,286,917            5,177,962
Incremental shares under stock
  options and warrants
  computed under the treasury
  stock method using the
  average market price of
  issuer's stock during the
  period......................              --                   --                   --                   --
                                    ----------          -----------          -----------          -----------

     Total shares for diluted
       EPS....................       5,286,917            5,286,917            5,286,917            5,177,962
                                    ==========          ===========          ===========          ===========

Income applicable to common
  shareholders:

  Net loss....................        (644,000)          (2,033,000)          (6,510,000)          (3,024,000)

Loss per basic common
  share:......................      $    (0.12)         $     (0.38)         $     (1.23)         $     (0.58)
                                    ==========          ===========          ===========          ===========

Loss per diluted share:.......      $    (0.12)         $     (0.38)         $     (1.23)         $     (0.58)
                                    ==========          ===========          ===========          ===========
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